NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. ANNOUNCES REFINANCING OF SYNTHETIC LEASE FACILITIES

MARYVILLE, TN - July 29, 2002 - Ruby Tuesday, Inc., one of America's leading companies in the bar and grill segment of casual dining, today announced it has completed the refinancing of its synthetic lease facilities (bank-financed lease obligations) as planned, replacing the leases with traditional bank debt through its existing credit group. The refinancing combines a $70.4 million non-amortizing term loan facility due October, 2003 and a $200.6 million revolving credit facility expiring October, 2005, replacing all $208.2 million of the Company's outstanding synthetic lease obligations and the Company's previous $50.0 million revolver (which was unused at the time of the refinancing). The lease facilities were simultaneously terminated with the Company acquiring title to the real estate previously subject to the leases.

As of June 4, 2002, Ruby Tuesday, Inc. owned and operated 397 Ruby Tuesday restaurants located in 25 states. Franchise operations included 183 domestic units and 16 international units. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).


For more information, contact:                       Phone:    865-379-5700
Price Cooper
Vice President, Investor Relations and Planning



Special Note Regarding Forward-Looking Information

This press release contains various "forward-looking statements" which represent the Company's expectations or beliefs concerning future events, including the following: future financial performance and unit growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, and payment of dividends. The Company cautions that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; consumers' acceptance of the Company's development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company's ability to attract qualified managers, franchisees and team members; changes in the availability of capital; and general economic conditions.